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                                                                  EXHIBIT (b)(3)

                           DB CAPITAL INVESTORS, L.P.
                              31 WEST 52ND STREET
                                   26TH FLOOR
                            NEW YORK, NEW YORK 10019

                           SUB DEBT COMMITMENT LETTER

January 27, 2002


J Holdings Corp.
J Acquisition Corp.
ACI Capital Co., Inc.

c/o ACI Capital Co., Inc.
900 Third Avenue
26th Floor
New York, New York  10022

Ladies and Gentlemen:

We are pleased to confirm the arrangements under which DB Capital Investors, L.P. ("DBCI") is committed to provide subordinated debt in connection with the transactions described herein in the amount, on the terms and subject to the conditions set forth in this letter (together, the "COMMITMENT LETTER") and the Fee Letter (as defined below).

We understand that J Holdings Corp., a Delaware company ("PARENT", which is a newly formed, wholly owned subsidiary of ACI Capital Co., Inc. ("ACI")), and J Acquisition Corp., a Delaware company and a wholly owned subsidiary of Parent ("PURCHASER"), will sign, concurrently herewith, a merger agreement, dated the date hereof, and in the form attached hereto as EXHIBIT A (along with any other agreements or documents entered into in connection therewith or delivered pursuant thereto, the "ACQUISITION AGREEMENT") to acquire (the "ACQUISITION") all of the issued and outstanding common stock of Jenny Craig, Inc., a Delaware corporation (the "COMPANY"). In addition, in connection with the Acquisition, Parent, Purchaser, Sidney Craig, Jenny Craig, SJF Enterprises, Inc., DA Holdings, Inc., Craig Enterprises, Inc. and the Company will enter into a Stockholders' Voting Agreement, dated the date hereof and substantially in the form attached hereto as EXHIBIT B (along with any other agreements or documents entered into in connection therewith or delivered pursuant thereto, the "VOTING AGREEMENT"). We have confirmed that the total purchase price and financing requirements (including equity financing being


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provided by ACI, Company stockholders and management) for the Acquisition will be financed as set forth on EXHIBIT C hereto (the "FINANCINGS").

1. Commitment. DBCI is pleased to confirm its commitment (the "COMMITMENT") to participate in Purchaser's Junior Subordinated Debt Financing (the "SUBDEBT Financing") in an aggregate principal amount of $15 million, on the terms and subject to the conditions contained in this Commitment Letter and in the outline of terms and conditions attached hereto as Exhibit D (the "TERM SHEET"). The obligations of Purchaser under the Subdebt Financing will be secured by a second priority lien on, and security interest in, substantially all assets of Purchaser (it being understood that the Company will become the borrower under the Subdebt Financing upon consummation of the Acquisition), Parent and all domestic subsidiaries of Purchaser, in each case subject to such exclusions as both of ACI and DBCI (in their sole and absolute discretion) may agree. DBCI's Commitment is subject, in its discretion, to the conditions set forth in this Commitment Letter and the Term Sheet and to the negotiation, execution and delivery of definitive documentation evidencing the Financings (along with any other agreements or documents entered into in connection therewith or delivered pursuant thereto, the "FINANCING AGREEMENTS"), satisfactory to DBCI and its counsel and the satisfaction of the terms, conditions and covenants contained therein.

2. Fees and Expenses. The fees for these services, among others, are to be set forth in a separate letter (the "FEE LETTER"), to be entered into prior to the closing of the Acquisition by and among ACI, DBCI, Parent and Purchaser.

3. Conditions Precedent. DBCI's obligations hereunder are conditioned on the following:

a. The transactions contemplated by the Acquisition Agreement and the Voting Agreement shall have been consummated concurrently with, or shall be ready for consummation immediately after, DBCI's debt financing hereunder on the terms and conditions set forth in such agreements without modification, amendment or waiver, except as previously consented to in writing by DBCI. All conditions precedent to the obligations of Parent and Purchaser under such agreements (other than Section 6.3(c) of the Acquisition Agreement) shall have been satisfied without modification, amendment or waiver, except as previously consented to in writing by DBCI.

b. The transactions contemplated by the Financing Agreements shall have been consummated prior to or concurrently with DBCI's debt financing hereunder in accordance with their terms, without modification, amendment or waiver, except as previously consented to in writing by DBCI. All conditions precedent to the obligations of the lenders or investors under the Financing Agreements shall have been satisfied, other than any conditions relating to the debt capital contemplated by this letter, the equity capital commitment letters from SJF Enterprises, Inc., ACI and DBCI and the junior subordinated debt commitment letter from ACI, each of even date herewith.


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c.      ACI, Parent and Purchaser shall have complied with their obligations hereunder.

4.      Covenants. DBCI, ACI, Parent and Purchaser agree as follows:

a. DBCI shall, and shall be permitted to, consummate the investment contemplated by the Commitment in accordance with the terms hereof.

b. Parent and Purchaser shall, and ACI shall cause them to, consummate the transactions contemplated by the Acquisition Agreement and the Voting Agreement and satisfy their obligations thereunder, without amendment, modification or waiver except as previously consented to in writing by DBCI.

c. ACI, Parent and Purchaser shall, and ACI shall cause Parent and Purchaser to, consummate the transactions contemplated by the Financing Agreements without amendment, modification or waiver, except as previously consented to in writing by DBCI. Without limiting the generality of the foregoing, there shall be no equity, debt or other financing of any type other than as set forth on EXHIBIT C hereto, without the prior written consent of DBCI.

d. Parent and Purchaser shall, and ACI shall cause them to, to the extent commercially reasonable, enforce their respective rights and the obligations of the Company and other parties to the Acquisition Agreement or Voting Agreement (such other parties to the Voting Agreement, the "JC PARTIES"), including any rights to compensation or payments of any kind from any of the Company or the JC Parties whether or not the Acquisition is consummated, whether in respect of damages for breach, payments of termination fees, payments of expenses, gains owing under the Voting Agreement or otherwise.

e. ACI, Parent and Purchaser shall promptly keep DBCI informed of, consult and confer with DBCI on all matters relating to the Acquisition, Acquisition Agreement, Voting Agreement, Financing and Financing Agreements and any discussions, communications or negotiations by and between ACI, Parent and Purchaser on the one hand and any of the Company or the JC Parties on the other hand in respect thereof. Such obligation shall include provision of copies of material correspondence, documents and other information and adequate notice and opportunity to attend conferences and meetings in respect thereof. In addition ACI, Parent and Purchaser shall apprise DBCI of, and consult with DBCI concerning all actions they may take or consider pursuant to or as contemplated by the Acquisition Agreement, Voting Agreement and Financing Agreements including exercise of rights thereunder regarding termination, information, further assurances, covenants, conditions, rights upon breach, enforcement of nonsolicitation and other rights.

f. Without limiting DBCI's other rights in this Commitment Letter, in the event that an alternate bidder for the Company emerges or for some other reason an altered or improved bid for the Company is necessary or contemplated, DBCI will be


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        given the opportunity, but will not be obligated, to participate in any transactions contemplated in order to improve the terms of the Acquisition Agreement or make an alternative offer for the Company on the same percentage basis relative to ACI as the percentage resulting from dividing DBCI's original commitment to purchase debt and equity capital in Parent hereunder by ACI's original commitment to purchase debt and equity capital in Parent.

5. Acknowledgment. Each of ACI and DBCI has, independently and without reliance on the other party, based on such information and due diligence it has conducted as it has deemed appropriate, made its own analysis and decision to enter into its commitment to invest in Parent and to enter into the other documents and transactions contemplated by the Acquisition and the Acquisition Agreement. Each of ACI and DBCI will independently and without reliance upon the other party, continue to make its own decisions and to conduct its own due diligence with respect to the operation of the Company and the matters, transactions and any related agreements contemplated by the Acquisition and the Acquisition Agreement. ACI represents and warrants that it has made available to DBCI all the due diligence materials which ACI has received from the Company.

6. Confidentiality. Please note that this Commitment Letter, the Fee Letter, the transactions contemplated hereby and any written or oral information provided by DBCI in connection with this arrangement is exclusively for the information of ACI, Parent, Purchaser and the Company and may not be disclosed to any other party or circulated or referred to publicly without DBCI's prior written consent, except that you may disclose such information to your and the Company's officers, directors, agents and advisors who are directly involved in the consideration of the transactions contemplated hereby to the extent such persons are obligated to hold such advice in confidence or if otherwise required by law or in the event such information or documents are made public through no fault of ACI, Parent or Purchaser.

7. Assignment. None of DBCI, ACI, Parent or Purchaser may assign any of their respective rights or be relieved of any of their respective obligations hereunder without the prior written consent of the other parties hereto.

8.      Termination. The Commitment will terminate upon the first to occur of
(i) the closing of the Acquisition, (ii) the abandonment or termination of the Acquisition Agreement, (iii) a material breach by ACI, Parent or Purchaser under this Commitment Letter or the Fee Letter, provided, however, that DBCI shall notify ACI in writing of such breach, whereupon ACI shall have a commercially reasonable period of time (not to exceed twenty (20) calendar days) after ACI's receipt of such notice to cure such breach or (iv) the Expiration Date (as defined in the Acquisition Agreement), as may be extended in accordance with the terms of the Acquisition Agreement.


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Please confirm that the foregoing is in accordance with your understanding by signing and returning to DBCI the enclosed copy of this Commitment Letter on or before the close of business on the date hereof, whereupon this Commitment Letter shall become a binding agreement among us.

Very truly yours,

DB CAPITAL INVESTORS, L.P.

By: /s/ ROBERT SHARP
    ---------------------------
    Authorized Signatory

                                            Confirmed as of the date above:



                                            ACI CAPITAL CO., INC.

                                            By: /s/ KEVIN S. PENN
                                                ------------------------------
                                                Name: Kevin S. Penn
                                                Title: Managing Director

                                            Confirmed as of the date above:



                                            J HOLDINGS CORP.

                                            By: /s/ KEVIN S. PENN
                                                ------------------------------
                                                Name: Kevin S. Penn
                                                Title: President


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                                            Confirmed as of the date above:



                                            J ACQUISITION CORP.

                                            By: /s/ KEVIN S. PENN
                                                -----------------------------
                                                Name: Kevin S. Penn
                                                Title: President


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                                    EXHIBIT D

         OUTLINE OF TERMS AND CONDITIONS FOR PROPOSED SUBDEBT FINANCING

This Outline of Terms and Conditions is part of the Sub Debt Commitment Letter, dated January 27, 2002 (the "Commitment Letter"), addressed to J Holdings Corp., J Acquisition Corp. and ACI Capital Co., Inc. ("ACI") by DB Capital Investors, L.P. (together with the other lenders party to the definitive Subdebt Financing agreement, the "Lenders") and is subject to the terms and conditions of the Commitment Letter. Capitalized terms used herein shall have the meanings set forth in the Commitment Letter unless otherwise defined herein.

BORROWER:                        J Acquisition Corp. Upon consummation of the
                                 Acquisition, Jenny Craig, Inc. and certain of its subsidiaries, as required by the Lenders
                                 (collectively the "Borrower").

GUARANTORS:                      All domestic subsidiaries of the Borrower that
                                 are not included in the "Borrower," as required by the Lenders (together with the Borrower, each a "Loan Party" and collectively, the "Loan
                                 Parties").

LENDERS: The Lenders or their respective affiliates thereof, to be designated at closing.

FINANCING FACILITY:              Junior Subordinated Debt Financing of up to $24
                                 million (the "Subdebt Financing"). The Subdebt
                                 Financing will be funded in a single draw on the Closing Date (as defined below) and will be structured as a term loan which may not, once repaid, be drawn upon again.

                                 ACI will fund $9 million of the Subdebt
                                 Financing and DB Capital Investors, L.P. will fund $15 million thereof.

TERM:                            The Subdebt Financing will have a term of five
                                 (5) years (the "Maturity Date").

AMORTIZATION:                    The Subdebt Financing will be payable in full
                                 on the Maturity Date.

MANDATORY
AND OPTIONAL PREPAYMENT:         Customary mandatory prepayments to be included
                                 in definitive loan documentation (e.g.,
                                 issuance of equity, debt, sale of assets, tax refunds, casualty events, etc.). Optional prepayments on the Subdebt Financing will be permitted in whole or in part, and from time to time. Prepayments will be subject to a one-year interest penalty in the first three years following the closing of the Acquisition; a half-year interest penalty in the fourth year following the closing of the Acquisition; and no prepayment penalty in the fifth year following the closing of the Acquisition. Such penalties will be computed based on the interest rate in effect at the time of the prepayment.

CLOSING DATE:                    On or prior to the closing date of, and
                                 immediately prior to, the Acquisition (the
                                 "Closing Date").

COLLATERAL:                      All obligations of the Loan Parties to the
                                 Lenders shall be secured by a perfected, second priority lien on and security interest in substantially all of the now owned and hereafter acquired assets of the Loan Parties, including, but not limited to, accounts receivable, inventory, machinery and equipment, trademarks and tradenames, copyrights, patents and other intellectual property, general intangibles, chattel paper, all shares of all capital stock of domestic subsidiaries of the Borrower and 65% of the shares of capital stock


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                                 of all foreign subsidiaries of the Borrower,
                                 and all proceeds thereof, and such other assets, tangible or intangible, as may be required, in the Lenders' opinion, as security for the contemplated Subdebt Financing (the "Collateral"). All borrowings by the Borrower, all costs, fees and expenses of the Lenders and all other obligations owed to the Lenders shall be secured as described above and shall be charged to the loan account to be established under the Subdebt Financing.

INTEREST:                        The Subdebt Financing shall bear interest at a
                                 rate calculated in the same manner as the rate payable on the Ableco Term B loan (including, for the purposes of determining the rate payable on the Ableco Term B loan, the facility fee payable thereunder). If the Ableco Term
                                 Loan B is no longer outstanding, the rate on the Subdebt Financing shall continue to be the rate that would have been payable had such Ableco Term Loan B continued to be outstanding.
                                 The interest shall be payable quarterly, and in-kind, in whole or in part, at the option of Borrower.

                                 All interest shall be computed on the basis of a year of 360 days for the actual days elapsed. If any Event of Default shall occur and be continuing, interest shall accrue at a rate per annum equal to 3% in excess of the prevailing rate.

WARRANTS:                        In connection with and consideration for the
                                 Subdebt Financing, the Lenders shall be issued warrants (the "Warrants") to acquire 15% of the common equity of Parent on a fully diluted basis, at an exercise price per share equal to the price per share of the Parent's common stock. The Warrants shall be allocated to the Lenders ratably to their capital contributions to the Subdebt Financing.

FEES:                            Closing Fee equal to 3% of the Subdebt
                                 Financing.

USE OF PROCEEDS:                 The Loans under the Subdebt Financing will be
                                 used solely (i) to consummate the Acquisition,
                                 (ii) for the general working capital
                                 requirements of the Borrower and (iii) to pay fees and expenses related to the Subdebt
                                 Financing.

CONDITIONS
PRECEDENT:                       The obligation of the Lenders to fund the
                                 Subdebt Financing on the Closing Date will be subject to customary conditions precedent including, without limitation, the following:


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                                        (a)     Execution and delivery of
                                                appropriate legal
                                                documentation in form and
                                                substance satisfactory to and
                                                as required by the Lenders and
                                                their respective counsel
                                                (including, without
                                                limitation, the Subdebt
                                                Financing agreement, the
                                                security and pledge
                                                agreements, the mortgages and
                                                title insurance policies, the
                                                guaranties, the landlord
                                                waivers, other collateral
                                                access agreements, and the
                                                satisfaction of the conditions
                                                precedent contained therein).

                                        (b)     Satisfaction of all conditions
                                                precedent to Parent's and
                                                Purchaser's obligations to
                                                close under the Acquisition
                                                Agreement (other than the
                                                conditions set forth in
                                                Section 6.3(c) of the
                                                Acquisition Agreement;
                                                provided, however, that all
                                                conditions precedent to the
                                                obligation of the Senior
                                                Lender (as defined in the
                                                Acquisition Agreement) to
                                                consummate the Senior
                                                Financing (as defined in the
                                                Acquisition Agreement) have
                                                been met and the Senior Lender
                                                shall intend to and shall be
                                                willing and prepared to
                                                consummate the Senior
                                                Financing, in each case other
                                                than with respect to any
                                                conditions relating to the
                                                debt capital investment
                                                contemplated by the Commitment
                                                Letter, the debt capital
                                                commitment letter of ACI of
                                                even date herewith, or the
                                                equity capital commitment
                                                letter of SJF Enterprises,
                                                Inc., of even date herewith).

                                        (c)     The Lenders shall have been
                                                granted a perfected, second
                                                priority lien on all
                                                Collateral, and shall have
                                                received UCC, tax and judgment
                                                lien searches and other
                                                appropriate evidence
                                                (including title reports and
                                                surveys relating to all owned
                                                real property comprising
                                                Collateral), evidencing the
                                                absence of any other liens on
                                                the Collateral, except
                                                existing liens acceptable to
                                                the Lenders and the lien
                                                securing the senior debt
                                                financing described in Section
                                                4.5(a) of the Acquisition
                                                Agreement (the "Senior
                                                Financing.")

                                        (d)     Opinions from the Loan
                                                Parties' counsel as to such
                                                matters as the Lenders and the
                                                respective counsel to the
                                                Lenders may reasonably
                                                request.

REPRESENTATIONS
AND WARRANTIES:                  Bring-down of representations and warranties in
                                 the Acquisition Agreement, plus authority to enter into Subdebt Financing documentation, non-violation of other agreements, and enforceability and priority of the Lenders' liens.

COVENANTS:                       Usual covenants, including, but not limited to,
                                 provision of financial statements, notices of litigation, defaults and unmatured defaults and other information, compliance with pension, environmental and other laws, inspection of properties, books and records, maintenance of insurance, limitations with respect to liens and encumbrances, dividends and retirement of capital stock, guarantees, sale and lease back transactions, consolidations and mergers, investments, capital expenditures, loans and advances, indebtedness, operating leases, transactions with affiliates, prepayment of other indebtedness and amendments to material agreements.

                                 The loan documentation will contain the same financial covenants as those contained in the Senior Financing loan documents.


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'                                 Financial reporting to include: (i) annual,
                                 audited financial statements, (ii) quarterly, internally prepared, financial statements,
                                 (iii) monthly, internally prepared, financial statements, (iv) annual projections, including monthly balance sheet, profit and loss and cash flow figures, and (v) other reporting as required by the Lenders.

EVENTS OF DEFAULT:               Usual events of default, including, but not
                                 limited to, payment, cross-default, violation of covenants, breach of representations or warranties, bankruptcy or insolvency, judgment,
                                 ERISA, environmental and change of control;
                                 provided, that so long as the Borrower has outstanding indebtedness under the Senior
                                 Financing and to the extent the Subdebt
                                 Financing is held by the original Lenders (or their respective affiliates), the only events of default that will permit the Lenders to exercise their rights to accelerate the maturity of the Subdebt Financing or foreclose on any security will be bankruptcy and insolvency and an event of default under the Senior Financing pursuant to which the Senior
                                 Lender accelerates and forecloses on the security.

GOVERNING LAW:                   All documentation in connection with the
                                 Subdebt Financing shall be governed by the laws of the State of New York.

ASSIGNMENTS,
PARTICIPATIONS:                  The Lenders may sell or assign their respective
                                 loans under the Subdebt Financing without the consent of the other Loan Parties. The Lenders may also sell participations in their respective loans under the Subdebt Financing without the consent of the other Loan Parties, provided that such participants shall be limited to customary voting rights.

FEES & EXPENSES:                 Upon closing of the Acquisition, the Borrower
                                 shall be fully obligated to pay, and shall immediately, reimburse the Lenders for all their out-of-pocket expenses incurred in connection with the Acquisition and pay the Lenders a fee of 3% of the Subdebt Financing.


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